Exhibit 5


                          August 3, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Dear Sir/Madam:

       As   General   Counsel  of  Brown  &  Brown,   Inc.   (the
"Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on or about August 3, 2000, pursuant to which the Registrant proposes to issue up to 300,000 shares of its common stock, par value $.10 per share ("Registrant's Common Stock"), pursuant to the Brown & Brown, Inc. 2000 Incentive Stock Option Plan (the "Plan").

     I or other attorneys under my supervision have reviewed the Plan and the Registration Statement, and have examined and are familiar with the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of the Registrant's Common Stock which I deem relevant and which form the basis of the opinion hereinafter set forth.

      I am of the opinion that under the laws of the State of Florida, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, upon the issuance of the shares of the Registrant's Common Stock pursuant to the aforesaid Registration Statement, all such shares when so issued will be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable.

     The undersigned counsel to the Registrant hereby consents to the use of my opinion as Exhibit 5 to the aforesaid Registration
Statement.

                              Sincerely yours,

                              BROWN & BROWN, INC.

                              /S/ LAUREL L. GRAMMIG

                              Laurel L. Grammig
                              Vice President, Secretary
                                and General Counsel
LLG/jag